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                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of April 12, 1996 by and among Dove Audio, Inc., a California corporation ("Dove"), Dove Four Point, Inc., a Florida corporation and wholly-owned subsidiary of Dove ("Sub"), Four Point Entertainment, Inc., a Florida corporation ("Four Point") and each of the holders of capital stock of Four Point and the other Persons set forth under the heading "Sellers" on the signature pages hereof (individually, a "Seller" and, collectively, "Sellers").

                                 R E C I T A L S

         A. Sellers own all of the issued and outstanding capital stock (the "Capital Stock") of Four Point.

         B. Pursuant to the Merger described below, Sellers desire to exchange all the shares of the Capital Stock of Four Point for the Dove Shares and cash consideration referred to below on the terms set forth herein.

                                A G R E E M E N T

         NOW, THEREFORE, in consideration of the foregoing and the provisions set forth below, and subject to the terms and conditions set forth herein, the parties agree as follows:

                                   ARTICLE 1.

                                   DEFINITIONS

         As used in this Agreement, the following terms shall have the meanings indicated below:

         "Accounts Receivable" shall have the meaning set forth in Section 4.10.

         "Affiliate" shall mean, in respect of any specified Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified
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Person or if such specified Person bears a familial relationship with such other
Person.

         "Agreement" shall have the meaning set forth in the Preamble.

         "Balance Sheets" shall have the meaning set forth in Section 4.7(a).

         "Dove" shall have the meaning set forth in the Preamble.

         "Capital Stock" shall have the meaning set forth in the Recitals.

         "Collection Period" shall have the meaning set forth in Section 6.1(a).

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Dove Shares" has the meaning set forth in Section 2.5(a).

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

         "Environmental Laws" shall mean any and all federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any governmental authority regulating, relating to or imposing liability or standards of conduct concerning any Hazardous Material or environmental protection or health and safety, as now or may at any time hereafter be in effect, including without limitation, the Clean Water Act also known as the Federal Water Pollution Control Act ("FWPCA"), 33 U.S.C. Section 1251 et seq., the Clean Air Act ("CAA"), 42 U.S.C. SectionSection 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act ("FIFRA"), 7 U.S.C. SectionSection 136 et seq., the Surface Mining Control and Reclamation Act ("SMCRA"), 30 U.S.C. SectionSection 1201 et seq., the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C.
Section 9601 et seq., the Superfund Amendment and Reauthorization Act of 1986 ("SARA"), Public Law 99-499, 100 Stat. 1613, the Emergency Planning and Community Right to Know Act ("ECPCRKA"), 42 U.S.C. Section 11001 et seq., the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 6901 et seq., the Occupational Safety and



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Health Act as amended ("OSHA"), 29 U.S.C. Section 655 and Section 657, together, in each case, with any amendment thereto, and the regulations adopted and the official publications promulgated thereunder and all substitutions thereof.

         "Financials" shall have the meaning set forth in Section 4.7.

         "GAAP" shall mean generally accepted accounting principles as in effect at the time in question.

         "Hazardous Materials" shall mean any flammable materials, explosives, radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances, or similar materials defined in any Environmental Law.

         "indemnified party" shall have the meaning set forth in Section 8.5.

         "indemnifying party" shall have the meaning set forth in Section 8.5.

         "Intangible Personal Property" shall have the meaning set forth in
Section 4.12(a).

         "IRS" shall mean the Internal Revenue Service.

         "Lease" shall have the meaning set forth in Section 4.11.

         "Major Accounts Receivable" shall have the meaning set forth in Section 6.1(a).

         "Marks" shall mean trademarks, service marks, brand names, certification marks, trade dress, assumed names, slogans, trade names and other indications of origin owned by or licensed to Four Point or any of it Subsidiaries, whether or not registered; and to the extent any of the foregoing is owned, the associated goodwill and registrations and applications to register in any jurisdiction any of the foregoing, including any extension, modification or renewal of any such registration or application.

         "Material Contracts" shall have the meaning set forth in Section 4.15.




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         "Multiemployer Plan" shall mean a plan described in Section 3(37) of
ERISA.

         "New Receivable" shall have the meaning set forth in Section 6.1(c).

         "PBGC" shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

         "Person" shall mean any natural person or any corporation, partnership, joint venture or other entity.

         "Personal Property" shall have the meaning set forth in Section 4.33.

         "Plan" shall mean an employee benefit plan within the meaning of
Section 3(3) of ERISA.

         "Prime Rate" shall mean the prime rate as reported from time to time by Bank of America NT&SA.

         "Real Property" shall have the meaning set forth in Section 4.11.

         "Related Party" shall mean Four Point and each of its Subsidiaries and Affiliates, including but not limited to each of the Sellers and any member of the immediate family of any of the Sellers.

         "Relative Equity Interest" shall mean, with respect to any Seller, the percentage determined by dividing (i) the number of Four Point Shares set forth opposite such Seller's name on Schedule I hereto by (ii) 8,027,240.

         "Reportable Event" shall mean any reportable event as defined in
Section 4043(b) of ERISA, other than a reportable event as to which provision for 30-day notice to the PBGC would be waived under applicable regulations had the regulations in effect on the Closing Date been in effect on the date of occurrence of such reportable event.

         "Sanwa Agreements" shall mean the Term Loan Agreement (the "Term Loan Agreement") dated as of November 3, 1995, as amended





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to date, and the Line of Credit Agreement (the "Line of Credit Agreement") dated as of June 3, 1995, as amended to date, each between Four Point and Sanwa Bank California.

         "Seller" or "Sellers" shall have the meaning set forth in the Preamble.

         "Subsidiary" shall mean with respect to any Person, any corporation, association, joint venture, partnership or other business entity (whether now existing or hereafter organized) of which at least a majority of the voting stock or other ownership interests having ordinary voting power for the election of directors (or the equivalent) is, at the time as of which any determination is being made, owned or controlled by such Person or one or more subsidiaries of such Person or by such Person or one or more subsidiaries of such person. The parties hereby agree that for purposes hereof, Empire Burbank Studios, Inc. shall be considered to be a Subsidiary of Four Point.

         "Surviving Corporation" shall have the meaning set forth in Section
2.1.

         "Tangible Shareholders' Equity" shall mean, as of a given date, the shareholders' equity of Four Point as of such date, minus goodwill and intangibles of Four Point as of such date, in each case determined on a consolidated basis in accordance with GAAP applied consistently with prior periods.

         "Tax" or "Taxes" shall mean any and all taxes imposed or required to be collected by any federal, state or local taxing authority in the United States, or by any foreign taxing authority under any statute or regulation, including, without limitation, all income, gross receipts, sales, use, personal property, use and occupancy, business occupation, mercantile, ad valorem, transfer, license, withholding, payroll, employment, excise, real estate, environmental, capital stock, franchise, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalties and other additions thereto.

         "Taxing Authority" shall mean any federal, state, local or foreign governmental authority, or any political subdivision, agency or instrumentality thereof with taxing jurisdiction over any of the Related Parties, Dove or the Surviving Corporation.




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         "Transactions" shall mean, in respect of any party, all transactions contemplated by this Agreement that involve, relate to or affect such party.

                                   ARTICLE 2.

                                   THE MERGER

         Section 2.1 The Merger. Upon the terms and subject to the conditions hereof, as promptly as practicable following the satisfaction or waiver of the conditions set forth in Article 7 hereof, but in no event later than two days thereafter, unless the parties shall otherwise agree, articles of merger ("Articles of Merger") providing for the merger of Four Point with and into Sub (the "Merger") shall be duly prepared, executed and filed by Sub, as the Surviving Corporation (the "Surviving Corporation") in accordance with the relevant provisions of the Florida General Corporations Act (the "GCA") and the parties hereto shall take any other actions required by law to make the Merger effective. Following the Merger, Sub shall continue as the Surviving Corporation and the separate corporate existence of Four Point shall cease. The time the Merger becomes effective is referred to herein as the "Effective Time," and the date on which the Effective Time occurs is referred to as the "Closing Date." Prior to the filing of the Articles of Merger, a closing shall take place at the offices of Kaye, Scholer, Fierman, Hays & Handler, LLP, 1999 Avenue of the Stars, Suite 1600, Los Angeles, California 90067.

         Section 2.2 Effects of the Merger. The Merger shall have the effects set forth in the GCA. As of the Effective Time, the Surviving Corporation shall be a wholly owned subsidiary of Dove.

         Section 2.3 Directors. The directors of Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation. Following the Effective Time, Dove will use its reasonable best efforts to cause Shukri Ghalayini to be nominated and elected to its Board of Directors at Dove's next annual meeting of shareholders. Thereafter, Dove will use its reasonable best efforts to cause such director to be nominated and elected to Dove's Board of Directors during each year of his employment contract as in effect at the Closing. The parties agree that Dove's reasonable best efforts will include obtaining the proxy of Michael Viner personally to vote any shares of Dove





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Common Stock beneficially owned by him in favor of such nominations and elections.

         Section 2.4 Officers. The officers of Four Point immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation.

         Section 2.5 Conversion. At the Effective Time, by virtue of the Merger and without any action on the part of Dove, Sub, Four Point or the holders of any of the following securities:

                  (a) The issued and outstanding shares of common stock, par value $.01 per share, of Four Point (each a "Four Point Share") (other than shares to be canceled in accordance with Section 2.5(b) hereof) all shall be converted into the right to receive the number of fully paid and nonassessable shares of common stock, par value $.01 per share, of Dove (the "Dove Shares"), the cash consideration and/or the earn-out payments described in Section 2.6, in such proportion and as allocated by such Sellers on Exhibit A hereto.

                  (b) Each Four Point Share which is held in the treasury of Four Point, and each issued and outstanding share of Preferred Stock of Four Point, if any, shall be canceled and retired and cease to exist.

                  (c) Each issued and outstanding share of the common stock of Sub shall represent one fully paid and nonassessable share of Common Stock of the Surviving Corporation and the Surviving Corporation shall be and remain a wholly-owned subsidiary of Dove.

         Section 2.6 Earn-Out.

                  (a) In addition to the consideration paid to Sellers pursuant to Section 2.5, if, but only if, the net income of the Surviving Corporation after taxes equals or exceeds $1,800,000 during the twelve month period from May 1, 1996 to April 30, 1997 (the "Earn-Out Period"), Dove shall issue an additional 163,636 shares of Dove Common Stock (as adjusted for stock splits, combinations or mergers or consolidations in which Dove is not the Surviving Corporation after the date hereof) to the Sellers, pro-rated among the Sellers in accordance with their Relative Equity Interests. If such net income after tax of the Surviving Corporation during the Earn-Out Period is greater than $0, but







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less than $1,800,000, Dove shall issue to the Sellers (pro-rated among the
Sellers in accordance with their Relative Equity Interests) in lieu of such additional shares referred to in the next preceding sentence, the number of shares of Dove Common Stock determined by multiplying 163,636 (as adjusted for stock splits, combinations or mergers or consolidations in which Dove is not the Surviving Corporation after the date hereof), by a fraction, the numerator of which shall be the net income after tax of the Surviving Corporation during the Earn-Out Period and the denominator of which shall be $1,800,000. If the Surviving Corporation does not achieve any net income after tax during the Earn-Out Period, no additional shares of Dove Common Stock shall be issuable to Seller pursuant to this Section 2.6.

         (b) All determination under this Section 2.6 shall be made in accordance with the following provisions:

                  (i) Changes in accounting procedures, practices or principles of the Surviving Corporation (including, without limitation, changes relating to accounting for employee benefit plans or programs) shall not affect net income during the EarnOut Period, provided that such accounting procedures, practices and principles of Four Point as of the date hereof are in accordance with GAAP and are consistent with those applied during the periods covered by the Financials.

                  (ii)     During the Earn-Out Period:

                           (A) No profit or loss will be included in the
                  calculation of net income by reason of the amortization of goodwill, or the payment of any amounts to Sellers under this
                  Section 2.6; and

                           (B) During the Earn-Out Period, without the prior
                  consent of Shukri Ghalayini (or, in the event of his death or incapacity, Ronald M. Ziskin), which consent shall not be unreasonably withheld, the Surviving Corporation shall not (A) be liquidated, (B) sell or otherwise transfer, directly or indirectly, all or substantially all of its property or assets outside the ordinary course of business, or (C) consolidate with or merge into any other corporation or entity or permit another corporation or entity to consolidate with or merge into the Surviving Corporation. In the event that Dove, without such prior written consent, shall







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                  merge or combine the business operations of the Surviving
                  Corporation with or into any other operations of Dove, or any other company acquired by Dove, Dove shall continue to keep accounting records sufficient for the purpose of making the determinations required hereunder as though such merger or combination had not occurred.

         (c) All determinations under this Section 2.6 shall be made in accordance with the following provisions:

                  (i) net income after taxes for the Surviving Corporation shall be determined by subtracting from net revenue all production costs, general and administrative expenses, interest, all applicable federal, state, local and foreign taxes and all other charges in accordance with generally accepted accounting principles, except allocations of Dove's corporate overhead, other than fair and appropriate charges for rent and for purchases made or services rendered by Dove and its accountants, counsel and other independent contractors in connection with the Surviving Corporation's business.

                  (ii) The amount of shares of Dove Common Stock issuable to Sellers shall be allocated to each Seller based on each Seller's Relative Equity Interest. Except as expressly stated otherwise herein, all determinations for purposes of this Section 2.6 shall be made in accordance with GAAP, consistently applied with periods prior to the date hereof. Dove's determination of the shares, if any, due to Sellers, shall be furnished to Sellers together with issuance of such shares, not later than 90 days after conclusion of the Earn-Out Period;

                  (iii) Shukri Ghalayini (or, in the event of his death or incapacity, Ronald M. Ziskin) on behalf of all other Sellers, shall have the right to review all accounting records reasonably related to the making of such determinations by Dove. In the event that such person (the "Representative") disagrees with any determination made by Dove, the Representative shall deliver to Dove, within 30 days after receipt of any such determination from Dove, a written statement specifying the amount of the additional payment to which he believes Sellers are entitled, and the nature and reasons for his disagreement with Dove's determination. If the Representative, on the one hand, and Dove, on the other hand, are unable to resolve any such




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         disagreement within thirty (30) days after receipt by Dove of the written statement from the Representative, the matter shall be submitted to an independent public accounting firm (the "Independent Accounting Firm") chosen by the Representative from a list of two public accounting firms submitted to him by Dove, each of which shall be among the "Big Six" accounting firms and neither of which shall be currently retained or engaged by Dove at the time of or during the six-month period prior to the date the list is submitted to the Representative. The Independent Accounting Firm shall follow such procedures as it deems appropriate for obtaining the necessary information in considering the positions of the Representative and Dove but shall not conduct an independent audit. The Independent Accounting Firm shall render its determination on the matter within 90 days of its submission by the Representative and Dove. Such determination shall be final, conclusive and binding upon Dove and all of Sellers.

                  (iv) Fees and expenses for the Independent Accounting Firm (i) shall be paid by the Sellers if Dove's determination is affirmed by the Independent Accounting Firm, or (ii) shall be apportioned between Dove, on the one hand, and the Sellers, on the other hand, if the Independent Accounting Firm determines that an additional amount of shares is due Sellers over and above the amount determined by Dove; such apportionment shall be made so that Dove shall pay the percentage of the fees and expenses equal to the percentage determined by dividing
         (A) the additional amount to paid by Dove to Sellers by (B) the additional amount asserted by the Representative; provided, however, that in no event shall such percentage exceed 100%.

         (d) In the case of any work performed jointly, or on a subcontracting basis, by the Surviving Corporation and Dove or any other subsidiary of Dove, the overall profit or loss for such work shall be apportioned fairly among the Surviving Corporation and such other company to reflect as nearly as possible the apportionment that would result if they were dealing at arms length. In the case of any purchase or sale of products by the Surviving Corporation to or from Dove or any other subsidiary of Dove, the prices for such products shall be adjusted to those prices that would be applicable if the company were purchasing or selling such products to or from an independent third party.



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         (e) Dove agrees to maintain sufficient authorized and unissued shares of Dove Common Stock available to meet its obligations under this Section 2.6.

         Section 2.7 Tax Consequences. It is intended by the parties that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall constitute a "plan of reorganization" for the purposes of
Section 368 of the Code.

         Section 2.8 Exchange of Certificates.

                  Promptly after the Effective Time, Dove shall effect the exchange for cash and certificates evidencing the Dove Shares of certificates which, prior to the Effective Time, represented the Four Point Shares. Upon the surrender and exchange by a Seller of the certificates which, prior to the Effective Time, represented the Four Point Shares held by such Seller, Dove shall provide the consideration to be paid to such Seller at such time in the manner set forth and in accordance with Exhibit A hereto.

                                   ARTICLE 3.

                         REPRESENTATIONS AND WARRANTIES
                             OF SELLERS INDIVIDUALLY

         Each Seller, severally and not jointly, hereby represents and grants to Dove that:

         Section 3.1 Authorization. Such Seller has full power and authority to enter into this Agreement and to perform its obligations under this Agreement and to consummate the Transactions. This Agreement and all agreements or instruments herein contemplated to be executed by such Seller are the valid and binding agreements of such Seller, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights generally and to general principles of equity.

         Section 3.2 Ownership of Stock. Such Seller is the record owner of all of the Four Point Shares set forth below such Seller's name on Schedule I hereto, free and clear of any liens, encumbrances, pledges, security interests, restrictions, prior assignments and claims of any kind or nature whatsoever. Upon consummation of the Transactions, Dove shall be the owner,






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beneficially and of record, of all of the outstanding shares of Capital Stock of
Four Point, free and clear of any liens, encumbrances, pledges, security interests, restrictions, prior assignments and claims of any kind or nature whatsoever, except as otherwise created by Dove.

         Section 3.3 Consents and Approvals. Neither the execution and delivery of this Agreement by such Seller nor the consummation of the Transactions by such Seller will violate, result in a breach of any of the terms or provisions of, constitute a default (or any event that, with the giving of notice or the passage of time or both, would constitute a default) under, result in the acceleration of an indebtedness under or result in any right of termination of, increase any amounts payable under, or conflict with, the trust agreements, if any, relating to such Seller or any other agreement, indenture or other instrument to which such Seller is a party or by which any of its properties are bound, or any judgment, decree, order or award of any court, governmental body or arbitrator (domestic or foreign) applicable to such Seller. All consents, approvals and authorizations of, and declarations, filings and registrations with, and payments of all taxes, fees, fines, and penalties to, any governmental or regulatory authority (domestic or foreign) or any other Person (either governmental or private) required in connection with the execution and delivery by such Seller of this Agreement or the consummation of the Transactions by such Seller have been obtained, made and satisfied. Without limiting the generality of the foregoing, such Seller, in the case of Shukri Ghalayini, acknowledges and agrees that all rights hereunder relating to such Seller shall accrue solely in favor of The Shukri Ghalayini Family Trust and that such Seller shall jointly and severally be liable for each of the obligations of The Shukri Ghalayini Family Trust hereunder; and such Seller, in the case of Ronald M. Ziskin, acknowledges and agrees that all rights under relating to such Seller shall accrue solely in favor of the Wedner-Ziskin Family Trust and that such Seller shall jointly and severally be liable for each of the obligations of the WednerZiskin Family Trust hereunder.

         Section 3.4 Dove Shares. Such Seller acknowledges that the Dove Shares (including, for purposes of this Section, any shares of Dove Common Stock issuable or issued pursuant to Section 2.6 of this Agreement) to be received by such Seller in the Transactions have not been and will not be registered under
(i) the Securities Act of 1933, as amended (the "Securities Act") inasmuch as they are being issued pursuant to an exemption from registration granted under
Section 4(2) of the Securities Act






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and/or Regulation D promulgated thereunder relating to transactions not involving any public offering, (ii) the California Corporate Securities Laws of 1968 (the "California Law") or (iii) any other applicable securities laws, and that Dove's reliance on such exemption or related exemptions is predicated in part on the following representations and agreements made to Dove by such
Seller:

                  (a) Such Seller is acquiring the Dove Shares to be issued to such Seller hereunder for investment for his or its own account and not with a view to or for sale in connection with any distribution and resale thereof, with no intention of distributing or reselling the same; and such Seller is not aware of any particular occasion, event or circumstance upon the occurrence or happening of which he or it intends to dispose of such shares;

                  (b) Such Seller is an "accredited investor" as defined in Rule 501(a) promulgated under the Securities Act; such Seller is aware that such Dove Shares constitute "restricted," "letter" or "investment" securities and such Seller by reason of his business or financial experience has the capacity to protect his own interest in connection with the transactions; and

                  (c) Such Seller agrees not to sell, transfer, assign, pledge, hypothecate or otherwise dispose of his or its shares received in this transaction without registration under the Securities Act and the California Law, and any other applicable securities laws, or without an opinion of counsel satisfactory to Dove that the transaction by which such shares are proposed to be disposed of is exempt from the Securities Act, the California Law and any other applicable securities laws, and acknowledges that Dove will place a legend on the certificate(s) representing such shares substantially to such effect concerning these restrictions.

         Section 3.5 Brokerage Fees. No Person is entitled to any brokerage or finder's fee or other commission from such Seller in respect of this Agreement or the Transactions.

         Section 3.6 Disclosure. The information provided by such Seller in this Agreement and in any other writing furnished pursuant hereto does not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances under which they are made, not false or misleading.





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Copies of all documents heretofore or hereafter delivered or made available by such Seller to Four Point or Dove pursuant hereto were or will be complete and accurate records of such documents.

                                   ARTICLE 4.

                         REPRESENTATIONS AND WARRANTIES
                            OF SELLERS AND FOUR POINT

         Each of the Sellers and Four Point (as to Four Point, only prior to but not after the Closing), hereby jointly and severally represents and warrants to Dove that:

         Section 4.1 Authorization. Four Point has full corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement and to consummate the Transactions. All necessary action, corporate or otherwise, required to have been taken by or on behalf of Four Point and its Subsidiaries by applicable law, each corporation's respective charter documents or otherwise to (i) authorize the approval, execution and delivery on behalf of Four Point of this Agreement and (ii) the performance by Four Point of its obligations under this Agreement and the consummation of the transactions has been taken and to (iii) ratify all actions taken by the Board of Directors since July 4, 1990. This Agreement and all agreements or instruments herein contemplated to be executed by Four Point are the valid and binding agreements of Four Point, enforceable against it in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights generally and to general principles of equity.

         Section 4.2 Consents and Approvals. Neither the execution and delivery of this Agreement by Four Point nor the consummation of the Transactions by Sellers or Four Point will violate, result in a breach of any of the terms or provisions of, constitute a default (or any event that, with the giving of notice or the passage of time or both, would constitute a default) under, result in the acceleration of an indebtedness under or result in any right of termination of, increase any amounts payable under, or conflict with, any agreement, indenture or other instrument to which Four Point (or any of its Subsidiaries) is a party or by which any of its properties are bound (other than the Sanwa Agreements, the assumption of which, satisfactory to Dove, is a condition to closing), the charter or by-laws of Four Point or its Subsidiaries, or any judgment, decree, order or award of any court, governmental body or



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arbitrator (domestic or foreign) applicable to Four Point or its Subsidiaries.
All consents, approvals and authorizations of, and declarations, filings and registrations with, and payments of all taxes, fees, fines, and penalties to, any governmental or regulatory authority (domestic or foreign) or any other Person (either governmental or private) required in connection with the execution and delivery by Four Point of this Agreement or the consummation of the Transactions by Four Point have been obtained, made and satisfied. Without limiting the generality of the foregoing, the Merger (and this Agreement) have been duly approved by the Board of Directors and shareholders of Four Point in accordance with the GCA.

         Section 4.3 Organization and Good Standing. Each of Four Point and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and each of Four Point and its Subsidiaries is duly qualified or authorized to do business in each jurisdiction in which it does or has done business, or owns or has owned property, or where such qualification or authorization is otherwise required by virtue of its presence or activities. Schedule 4.3 sets forth a complete and correct list of all jurisdictions in which Four Point or any of its Subsidiaries does business or is otherwise required to be qualified or authorized to transact business or own property.

         Section 4.4 Licenses and Permits. Each of Four Point and its Subsidiaries is, and at all times has been, duly licensed, with all requisite permits and qualifications, as required by applicable law for the purpose of conducting its business or owning its properties or both, in each jurisdiction in which it does business or owns property or in which such license, permit or qualification is otherwise required. Each of Four Point and its Subsidiaries is in compliance with all such licenses, permits and qualifications. Schedule 4.4 sets forth a list of all such licenses, permits and qualifications, and the expiration dates thereof. There are no proceedings pending or, to the knowledge of the Sellers, threatened, to revoke or terminate any such presently existing license, permit or qualification.

         Section 4.5 Capital Stock. All of the Four Point Shares have been duly and validly authorized and issued, are fully paid and nonassessable, and were issued in full compliance with all applicable laws, rules, regulations and ordinances. The Four Point Shares constitute all the issued and outstanding shares of Capital Stock and there exist no (a) outstanding options, warrants or rights to purchase or subscribe for any equity securities or other ownership interests of Four Point, (b) outstanding options, warrants or rights to sell to Four Point or any other Person any equity securities or other ownership interests of any other business entity, (c) obligations of Four Point, whether absolute or contingent, to issue any shares of equity securities or other ownership interests or to share or make any payments based on its revenues, profits or net income, or (d) indebtedness or securities directly or indirectly convertible or exchangeable into any equity securities of Four Point. All previously issued shares of Preferred Stock of Four Point have been legally and validly redeemed or repurchased and duly canceled and retired.

         Section 4.6 Subsidiaries. Four Point does not have any Subsidiaries or any other equity interest in any corporation, partnership or similar entity other than those listed on Schedule 4.6 attached hereto.

         Section 4.7 Financial Statements. As of the Closing, Schedule 4.7 will contain the following consolidated financial statements of Four Point:

                  (a) The consolidated balance sheets at January 31, 1996, January 31, 1995 and January 31, 1994 (the "Balance Sheets") and the consolidated statements of operations and retained earnings and statement of cash flows for the 12 months then ended and notes thereto (collectively, the "Financials"). The Financials (i) have been prepared from the books and records of Four Point in accordance with GAAP consistently applied with prior periods,
(ii) are complete and correct and fairly present in all material respects the consolidated financial condition and results of operations of Four Point as of the dates and for the periods indicated thereon, and (iii) contain and reflect adequate reserves for all liabilities and obligations of Four Point and its Subsidiaries of any nature, whether absolute, contingent or otherwise.

                  (b) The Financials have been reviewed by the independent accounting firm of Safer, Cain & Company, whose unqualified reports thereon are part of Schedule 4.7(b). The books of account of Four Point have been maintained in all material respects in accordance with sound business practices, and there have been no transactions involving Four Point that properly should have been set forth therein in accordance with generally accepted accounting principles that have not been accurately so set forth.

                  (c) The Tangible Shareholders' Equity of Four Point at January 31, 1996 was not less than $1,000,000, and the Tangible Shareholders' Equity of Four Point as of the Closing Date is not less than the sum of $1,000,000 plus (if positive) all the earnings of Four Point from February 1, 1996 to the Closing Date, in each case as determined on the same basis as in the Financials.

                  (d) The summary of projected financial data of Four Point and its Subsidiaries for the years ending January 31, 1997 through 2000 provided by Sellers to Dove is based upon good faith estimates and assumptions believed by Sellers and Four Point to be reasonable. Schedule 4.7(d) sets forth a list on a project by project basis of the products or services contributing to the projected total revenue for the year ending April 30, 1997, including information as to the status of each project.

         Section 4.8 Absence of Certain Changes. Except as disclosed on Schedule 4.8, since January 31, 1995, there has not occurred:

                  (a) Any adverse change in the assets, liabilities (whether absolute, accrued, contingent or otherwise), condition (financial or otherwise) results of operations, business or prospects of Four Point or any of its Subsidiaries;

                  (b) Any increase in indebtedness of Four Point and its Subsidiaries over the level reflected on the January 31, 1996 Balance Sheet, any guarantee by Four Point (or any of its Subsidiaries) of any obligation, or any mortgage, pledge or encumbrance on any of the properties or assets of Four Point or its Subsidiaries (other than, in the latter case, encumbrances under the Sanwa Agreements);

                  (c) Any amendment or modification of any Material Contract (as defined below), or any termination of any agreement that would have been a Material Contract were such agreement in existence on the date hereof;

                  (d) Any entering into of any written or oral agreements, contracts, commitments or transactions that extend beyond the first anniversary hereof or have obligations thereunder in excess of $10,000;

                  (e) Any increase in the compensation (including, without limitation, the rate of commissions) payable to, or any payment of a cash or other bonus to, any officer, director or employee of, or consultant to, or any Related Person of, any of Four Point and its Subsidiaries;

                  (f) Any transaction by Four Point (or any of its Subsidiaries), whether or not covered by the foregoing, not in the ordinary course of business, including, without limitation, any purchase, licensing or sale of any assets, provided that Four Point may transfer its rights to the Auction Channel (a/k/a Auction Network) to one or more of the Sellers who shall assume all liabilities of Four Point and its Subsidiaries in connection therewith;

                  (g) Any alteration in the manner of keeping the books, accounts or records of Four Point (or any of its Subsidiaries), or in the accounting practices therein reflected;

                  (h) Any declaration or payment of any dividends or distributions by Four Point, any acquisition or redemption by Four Point or any of its Subsidiaries of any of its or their equity securities or any loan by Four Point or any of its Subsidiaries to any of its security holders;

                  (i) Any loss or threatened loss of a customer or customers or any cancellation or threatened cancellation of any Library Program or Programs;

                  (j) Any damage or destruction to, or loss of, any assets or property owned, leased or used by Four Point or any of its Subsidiaries (whether or not covered by insurance); or

                  (k) Any agreement to do any of the things described in the preceding subsections (a)-(h) of this Section 4.8.

         Section 4.9 Absence of Undisclosed Liabilities. There are no liabilities of Four Point (or any of its Subsidiaries), whether absolute, accrued, contingent or otherwise, and whether due or to become due, not reflected on or reserved for in the Financials, except for executory obligations under Material Contracts (as defined below) and immaterial contracts for the purchase of supplies or the sale of products incurred in the ordinary course of business. To the knowledge of Four Point and Sellers, there is no fact or circumstance that is likely to result in the loss of a customer or the cancellation of any Library Program or a reduction in revenues or any other loss to Four Point or its Subsidiaries.

         Section 4.10 Accounts Receivable. Schedule 4.10 is an accurate aging of the accounts, notes and other receivables of Four Point and its consolidated Subsidiaries (the "Accounts Receivable") at January 31, 1996. The Accounts Receivable and any Accounts Receivable arising since January 31, 1996 are fully collectible, net of the reserves set forth in the January 31, 1996 Balance Sheet, all of which reserves are adequate.

         Section 4.11 Real Property. Schedule 4.11 sets forth a complete and correct description of each parcel of real property (collectively, the "Real Property") owned by or leased to Four Point (or any of its Subsidiaries) or otherwise used by Four Point or its Subsidiaries, which description consists of a legal description for each such parcel and an identification of each lease (a "Lease") of real property under which Four Point (or any of its Subsidiaries) is either a lessee, sublessee, lessor or sublessor. Except as set forth in Schedule 4.11:

                  (a) Four Point (together with its Subsidiaries) does not own any Real Property;

                  (b) Each Lease is a valid and binding obligation of Four Point (or its Subsidiaries), and neither Four Point nor the Sellers has any knowledge that any of such Leases are not valid and binding obligations of each of the other parties thereto;

                  (c) Neither Four Point (nor any of its Subsidiaries) nor any other party to a Lease is in default with respect to any material term or condition thereof, and no event has occurred that, with the passage of time or the giving of notice or both, would constitute a default thereunder or would cause the acceleration of any obligation of any party thereto or the creation of a lien or encumbrance upon any asset of Four Point or its Subsidiaries;

                  (d) All of the buildings, fixtures and other improvements located on the Real Property are in good operating condition and repair, and the operation thereof as presently conducted does not violate any applicable code, zoning ordinance, environmental law or regulation or other applicable law or regulation; and

                  (e) Four Point (together with its Subsidiaries) holds all other permits and licenses required by applicable law relating to the operation and use of the Real Property.

         Section 4.12 Intangible Personal Property.

                  (a) Schedule 4.12 sets forth (i) a complete and correct list of each patent, patent application, copyright, copyright application, trademark, trademark application (in any such case, whether registered or to be registered in the United States of America or elsewhere), process, invention, trade secret, trade name, computer program, formula and customer list (collectively, the "Intangible Personal Property") of Four Point (and its Subsidiaries), and (ii) a complete and correct list of all material licenses or similar agreements or arrangements ("Licenses") to which Four Point (or any of its Subsidiaries) is a party either as licensee or licensor for each such item of Intangible Personal Property.

                  (b)  Except as set forth on Schedule 4.12(b):

                           (i) There have been no actions or other judicial or adversary proceedings involving Four Point (or any of its Subsidiaries) concerning any item of Intangible Personal Property, and, to the knowledge of the Sellers, no such action or proceeding is threatened and no claim or other demand has been made by any Person relating to any item of Intangible Personal Property;

                           (ii) Four Point (together with its Subsidiaries) has the right and authority to use each item of Intangible Personal Property in connection with the conduct of its businesses in the manner presently conducted and to convey such right and authority, and such use does not conflict with, infringe upon or violate any patent, trademark or registration of any other person or entity;

                           (iii) There are no outstanding or, to the knowledge
of the Sellers and Four Point, threatened disputes or disagreements with respect to any License; and

                           (iv) The conduct by Four Point (together with its Subsidiaries) of its business does not conflict with the valid patents, copyrights, trademarks, trade secrets or trade names of others.

         Section 4.13 Labor and Employment Agreements.

                  (a) Schedule 4.13 sets forth a complete and correct list of the following:

                           (i) Each collective bargaining agreement and other labor or employment agreement to which Four Point (or any of its Subsidiaries) is a party or by which it is bound;

                           (ii) Each employment, profit sharing, deferred compensation, bonus, pension, retainer, consulting, retirement, health, welfare, or incentive plan or agreement to which Four Point (or any of its Subsidiaries) is a party or by which it is or may be bound;

                           (iii) Each plan or agreement under which "fringe benefits" (including, without limitation, vacation plans or programs, sick leave plans or programs, dental or medical plans or programs, severance pay plans or programs and related or similar benefits) are afforded to employees of any of Four Point and its Subsidiaries;

                           (iv) Each informal arrangement or understanding for the payment of post-retirement benefits; and

                           (v) The name of each employee or agent of or consultant to each of Four Point or any of its Subsidiaries who since January 31, 1995 was or is being paid $25,000 or more per year or $2,500 or more per month.

                  As used in this Section 4.13, the word "agreement" includes both oral and written contracts, understandings, arrangements and other agreements.

                  (b) Four Point (together with its Subsidiaries) has complied in all material respects with all applicable laws, rules and regulations (domestic and foreign) relating to the employment of labor, including, without limitation, those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by appropriate governmental authorities and has withheld and paid to the appropriate authorities, or is holding for payment not yet due to such authorities, all amounts required to be withheld from such employees and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. Four Point and its Subsidiaries do not and have not "leased" any employees except in full compliance with applicable law.

                  (c) No unfair labor practice complaint is pending against Four Point or any of its Subsidiaries before the National Labor Relations Board or any federal, state or local agency

(domestic or foreign), and, to the knowledge of the Sellers and Four Point, no labor strike, grievance or other labor trouble affecting Four Point or any of its Subsidiaries is pending or threatened.

                  (d) No material organization effort, no sex discrimination, racial discrimination, age discrimination or other employment-related allegation, claim, suit or proceeding, has been made or is pending with respect to the employees of Four Point or any of its Subsidiaries and no such effort, allegation, claim, suit or proceeding has been made, raised or brought within the three-year period prior to the date of this Agreement.

                  (e) No arbitration proceeding arising out of or under any collective bargaining agreement is pending and, to the knowledge of the Sellers and Four Point, no basis for any such proceeding exists.

                  (f) No Person who performs services for Four Point or any of its Subsidiaries who has not been classified or treated as an employee (whether for purposes of ERISA, the Code or other wise) should be treated as an employee for any such purpose.

                  (g) All reasonably anticipated obligations of Four Point (together with its Subsidiaries), whether arising by operation of law, contract, past custom or otherwise, for unemployment compensation benefits, pension or profit sharing benefits, advances, salaries, bonuses, vacation and holiday pay, sick leave and other forms of compensation payable to the employees or agents of Four Point and its Subsidiaries in respect of the services rendered by any of them on or prior to the date of the Financials or the Interim Financials, as the case may be, have been paid or adequate accruals therefor have been made in the books and records of Four Point and its Subsidiaries and in the Financials or the Interim Financials, as the case may be. All such obligations in respect of services rendered on or prior to the date hereof have been paid as of the date hereof or adequate accruals therefor shall have been made. All accrued obligations of Four Point (together with its Subsidiaries) applicable to its employees, whether arising by operation of law, contract, past custom or otherwise, for payments to trusts or other funds or to any governmental agency, with respect to unemployment compensation benefits, social security benefits or any other benefits for employees, with respect to employment of said employees through the date of the Financials or the Interim Financials, as the case may be, have been paid or adequate accruals therefor have been made on the books and records of each of Four Point and its Subsidiaries and in the Financials or in the Interim Financials, as the case may be. All such obligations with respect to employment of employees through the date hereof have been paid as of the date hereof or adequate accruals therefor shall have been made.

         Section 4.14 Compliance with ERISA. Four Point and each of its Subsidiaries is in compliance in all material respects with the provisions of ERISA and the Code applicable to Plans, and the regulations and published interpretations thereunder, if any, which are applicable to it. As of the date hereof, neither Four Point nor any of its Subsidiaries has, with respect to any Plan established or maintained by it, engaged in a prohibited transaction which would subject it to a material tax or penalty on prohibited transactions imposed by ERISA or Section 4975 of the Code. No liability to the PBGC has been or is expected to be incurred with respect to the Plans and there has been no Reportable Event and no other event or condition that presents a material risk of termination of a Plan by the PBGC. Neither Four Point nor any of its Subsidiaries has engaged in a transaction which would result in the incurrence by such Person of any liability under Section 4069 of ERISA. Neither Four Point nor any of its Subsidiaries has taken any action and no event has occurred with respect to any Multiemployer Plan which would subject Four Point or any of its Subsidiaries to liability under either Section 4201 or 4204 of ERISA.

         Section 4.15 Material Contracts and Relationships.

                  (a) Except for agreements specifically identified on other Schedules, Schedule 4.15(a) sets forth a complete and correct list of the following:

                           (i) All agreements (or groups of agreements with one or more related entities) between Four Point (or any of its Subsidiaries) and any customer or supplier in excess of $25,000 and all agreements extending beyond twelve months;

                           (ii) All agreements that relate to the borrowing or lending by Four Point (or any of its Subsidiaries) of any money or that create or continue any material claim, lien, charge or encumbrance against, or right of any third party with respect to, any asset of Four Point or any of its Subsidiaries;

                           (iii) All agreements by which Four Point (or any of its Subsidiaries) leases any real property, has the right to lease any real property or leases capital equipment and all other leases involving Four Point or any of its Subsidiaries as lessee or lessor;

                           (iv) All agreements to which Four Point (or any of its Subsidiaries) is a party not in the ordinary course of business;

                           (v) All agreements to which Four Point (or any of its Subsidiaries), on the one hand, and any of Sellers or any of their respective Affiliates or Related Parties, on the other hand, are parties or by which they are bound;

                           (vi) All contracts or commitments relating to the employment of any Person or any commission or finder's fee arrangements with others;

                           (vii) All material license agreements, whether as licensor or licensee;

                           (viii) All agreements between Four Point (or any of its Subsidiaries) and any major broadcast or cable networks, major talents, independent contractors, distributors or major studios;

                           (ix) All other agreements to which Four Point (or any of its Subsidiaries) is a party or by which it is bound and that involve $25,000 or more or that extend for a period of one year or more; and

                           (x) All other agreements to which Four Point or any of its Subsidiaries is a party or by which it is bound and that are or may be material to the assets, liabilities (whether absolute, accrued, contingent or otherwise), condition (financial or otherwise), results of operations, business or prospects of Four Point or any of its Subsidiaries.

As used in this Section 4.15 the word "agreement" includes both oral and written contracts, leases, understandings, arrangements and all other agreements. The term "Material Contracts" means the agreements of Four Point (or any of its Subsidiaries) required to be disclosed on Schedule 4.15(a), including agreements specifically identified in other Schedules.

                  (b) All of the Material Contracts are in full force and effect, are valid and binding and are enforceable in accordance with their terms in favor of each of Four Point and its Subsidiaries. There are no material liabilities of any party to any Material Contract arising from any breach or default of any provision thereof and no event has occurred that, with the passage of time or the giving of notice or both, would constitute a breach or default by any party thereto.

                  (c) Four Point (and each of its Subsidiaries) has fulfilled all material obligations required pursuant to each Material Contract to have been performed by Four Point or its Subsidiaries prior to the date hereof, and to the knowledge of the Sellers and Four Point, Four Point and each of its Subsidiaries will be able to fulfill, when due, all of its obligations under each of the Material Contracts that remain to be performed after the date hereof.

                  (d) Schedules 4.15(c) and (d) set forth a complete and correct list of each (i) customer (or related group of customers) with whom Four Point (and/or any of its Subsidiaries) did $25,000 or more of business during the last fiscal year, (ii) supplier (or related group of suppliers) with whom Four Point (and/or any of its Subsidiaries) did $25,000 or more of business during the last fiscal year, and (iii) agent (or related group of agents) or representative (or related group of representatives) who was paid $25,000 or more by Four Point and its Subsidiaries during the last fiscal year, respectively, which lists itemize the actual dollar amounts.

                  (e) Four Point (and each of its Subsidiaries) has maintained and continues to maintain good relations with its customers, suppliers and agents.

         Section 4.16 Absence of Certain Business Practices. Neither Four Point (nor any of its Subsidiaries) nor any employee, agent or other person acting on Four Point's or any of its Subsidiaries' behalf, including, but not limited to, any Seller, has, directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, competitor or governmental employee or official (domestic or foreign) (i) that would subject Four Point or its any of its Subsidiaries to any damage or penalty in any civil, criminal or governmental litigation or proceeding or (ii) that, if not given in the past, would have had a material adverse effect on the assets, liabilities (whether absolute, accrued, contingent or otherwise), condition (financial or otherwise), results of operations, business or prospects of Four Point or any of its Subsidiaries.

         Section 4.17 Transactions with Related Parties. Except as set forth on
Schedule 4.17, there have been no transactions, including purchases or sales of assets or entities, by or between Four Point (or any of its Subsidiaries) and any Seller or Related Party since January 31, 1993 and there are no agreements or understandings now in effect between Four Point and any Seller or Related Party. Schedule 4.17 also (i) states the amounts due from Four Point (or any of its Subsidiaries) to any Seller or Related Party and the amounts due from any Seller or Related Party to Four Point or any of its Subsidiaries, (ii) describes the transactions out of which such amounts due arose and (iii) describes any interest of any Seller or Related Party in any supplier or customer of, or any other entity that has had business dealings with, Four Point or any of its Subsidiaries since January 31, 1993. After the Closing, there will be no obligations or other liabilities between each of Four Point and any of its Subsidiaries, on the one hand, and any Seller or Related Party, on the other hand, other than pursuant to this Agreement and the Transactions contemplated hereby. The loans from Four Point to Messrs. Ghalayini and Ziskin set forth on the January 31, 1996 Balance Sheet will be forgiven at or prior to the Closing.

         Section 4.18 Compliance with Laws. Except as set forth on Schedule 4.18, the operation, conduct and ownership of the property or business of Four Point and its Subsidiaries are being, and at all times have been, conducted, in all material respects, in full compliance with all federal, state, local and other (domestic and foreign) laws, rules, regulations and ordinances (including without limitation, those relating to employment discrimination, occupational safety, environmental compliance, conservation or corrupt practices) and all judgments and orders of any court, arbitrator or governmental authority applicable to it. Neither Four Point nor the Sellers is aware of any proposed ordinance, order, judgment, decree, governmental taking, condemnation or other proceeding that would be applicable to the business, operations or properties of Four Point or its Subsidiaries and that could have a material adverse effect on the assets, liabilities (whether absolute, accrued, contingent or otherwise), condition (financial or otherwise), results of operations, business or prospects of Four Point or any of its Subsidiaries.

         Section 4.19 Assets. Each of Four Point and its Subsidiaries has, and at the Closing will have good and marketable title to, or, to the extent Four Point's or its Subsidiaries' interest is limited to a leasehold, valid leasehold interests in, all the Assets (as hereinafter defined), free and clear of all liens and indebtedness except pursuant to the Sanwa Agreements (the assumption of which, satisfactory to Dove, is a condition to Closing). The Assets referred to herein include all of the assets owned by each of Four Point or any of its Subsidiaries necessary for or used or useful in the conduct of its business in the manner in which it is presently or is contemplated as being or has been conducted by Four Point and its Subsidiaries, including the assets shown in the January 31, 1996 Balance Sheet and its rights under the Material Contracts.

         Section 4.20 Library Physical Properties.

                  (a) Except as set forth on Schedule 4.20(a), an original negative or master tape of each of the Library Physical Properties (i) has been properly stored, in each case in accordance with standards customarily applied by major theatrical, television and home video distributors, as applicable, in the United States, and (ii) may be used for the purpose of making a first class, fine grain print or broadcast quality master tape and a first class, fine grain or digital or one-inch production master. All masters and duplicate masters of any such original or elements thereof that currently exist are included in
Schedule 4.20(a). For the purpose of this Agreement, Library Physical Properties shall include the audiovisual, audio and visual recordings and other materials produced by any technology, manner or means relating to Library Programs, including without limitation, prints, negatives, duplicating negatives, fine grains, music and sound effects tracks, master tapes and other duplicating materials of any kind, all various language dubbed and titled versions, prints and negatives of stills, trailers and television spots, all promos and other advertising and publicity materials, stock footage, trims, tabs outtakes, cells, drawings, storyboards, (ii) all physical properties relating to any Library Program, including without limitation sets, props, backdrops, costumes, models, sculptures, puppets, sketches, and continuities, in each case, including, without limitation, any of the foregoing in the possession, custody or control of Four Point or any Subsidiary or in the possession of its assigns or any film laboratories, storage facilities or other persons plus (iii) any and all reversionary rights either Four Point or any of its Subsidiaries has to the master and duplicate masters of any original negative or master tape or elements thereof. For the purpose of this Agreement, "Library Program" shall mean each program which either Four Point or any of its Subsidiaries owns or has a right to exploit as of immediately prior to the Closing, including, without limitation, each program listed on Schedule 4.20(a).

                  (b) Other than such Library Physical Properties that do not constitute master materials and which are currently in exhibit or distribution, or in the hands of third parties preparing Library Physical Properties for exhibition or distribution, the Library Physical Properties are stored and maintained directly by Four Point or any of its Subsidiaries or on their behalf by authorized distributors or licensees in storage or post-production facilities in accordance with recognized industry standards for the use and preservation of such materials.

                  (c) Schedule 4.20(c) sets forth a list, which is true, accurate and complete in all material respects, of the physical location of the Library Physical Properties. There are no restrictions on the right to access or remove such materials except as set forth on such Schedule 4.20(c).

         Section 4.21 Library Rights.

                  (a) Schedule 4.21(a) sets forth a list of all Library Programs, which is true, accurate and complete. Four Point (together with its consolidated Subsidiaries) owns, is licensed or otherwise possesses the necessary right, title and interest in the Library Rights, as defined herein, to permit the exploitation without restriction, except as expressly set forth herein, for the terms and in the media set forth in Schedule 4.21(a)(which schedule also includes third party costs with respect to each Library Program and Library Right). Since January 31, 1995 through the date hereof, none of the Library Programs has been canceled or discontinued nor have any existing licensees for any territory been changed except as set forth in Schedule 4.21(a). For the purpose of this Agreement, Library Rights shall include (i) all Library Programs, (ii) all contracts to which Four Point (or any of its Subsidiaries) is a party, whether written or oral, pertaining to the creation, development, production distribution or other exploitation of any Library Programs, and (iii) any and all of the following works and other properties: screenplays, teleplays, stories, adaptations, scripts, outlines, treatments, formats, Bibles, scenarios, characters, titles and any and all other literary, dramatic and other works and properties of any kind and any and all of the following rights in any and all of the foregoing: remake, sequel, prequel, series, mini-series, spin offs, specials, character, legitimate stage, theme park, installation, live performance, print and electronic publication, interactive, computer-assisted media, merchandising and other subsidiary, derivative, compilation, ancillary, promotional, advertising and publicity rights (in or by any and all media, manner and means now known or hereafter developed), and all rights under any trademark, copyright, trade secret, patent or similar intellectual property rights including, without limitation, any applicable "author's rights", "neighboring rights" and any other rights provided by the law of any country or by industry protocol which provide for payment to rights holders for certain uses of their works; and any and all other rights of any kind in any of the foregoing, whether now known or hereafter recognized.

                  (b) Except as set forth in 4.21(b), Four Point is the sole and exclusive owner of the Library Programs, and otherwise has the full right to exploit the Library Programs as set forth in Schedule 4.21(b).

                  (c) Upon the Closing, Dove and its subsidiaries, will own, or be licensed or otherwise possess the necessary right, title and interest in the Library Rights to permit the exploitation of such Library Rights without restriction, except as expressly set forth on Schedule 4.21(c).

                  (d) (i) Neither the Library Programs, nor any element thereof, as they currently exist, nor the exploitation thereof by Four Point or any of its Subsidiaries, nor the transfer thereof to Dove, libels, defames, violates the rights of privacy or publicity, or violates any copyright, patent, trademark, common law or other similar right, of any Person or violates any other applicable law. Four Point and its Subsidiaries have not received any notice of infringement or other violation of any of the foregoing rights, except as set forth on Schedule 4.21(d). Four Point and its Subsidiaries have (x) taken all reasonably prudent actions (in accordance with industry custom and practice with respect thereto) necessary to ensure that none of the Library Rights, nor any element thereof, as they currently exist, nor the exploitation thereof by Four Point and its Subsidiaries, nor the transfer thereof pursuant to this Agreement, libels, defames, violates the rights of privacy or publicity or violates any copyright, patent, trademark, common law or other similar right of any person or violates any other applicable law, and (y) complied with all requirements of their respective errors and omissions insurance policies necessary to ensure coverage thereunder of any claims of the type described in the preceding clause (x) hereof; (ii) all material contained in the Library Rights is either (A) a wholly original "work made for hire" (as such term is construed under the United States Copyright Law) created by writer(s) duly employed by Four Point or any of its Subsidiaries and not copied, in whole or in part, from any other work, (B) duly licensed to, or otherwise acquired by, Four Point or its Subsidiaries, (C) in the public domain throughout the world, (D) permitted to be exploited by each of Four Point and its Subsidiaries pursuant to the provisions of 17 U.S.C. Section 107, as such provision is construed, for all uses to the full extent of the rights of Four Point (together with its Subsidiaries) with respect thereto or
(E) a combination of any of the foregoing.

                  (e) The credits that are contained in the Library Programs are complete and accurate in all material respects and include any information required by section 317 of the Federal Communications Act of 1934 (as amended) to be disclosed to the public. The Library Programs that were produced by Four Point or any of its Subsidiaries and to the Sellers' and Four Point's knowledge, the Library Programs that were produced by a third party, do not omit credit owed to any party or entity entitled to any credit for providing services or rights in connection with the Library Programs. No credit accorded in any Library Program that was produced by Four Point or its Subsidiaries, and to the Sellers' and Four Point's knowledge, no credit provided in any Library Program that was produced by a third party, is inaccurate, improper or insufficient under any applicable law, contract or otherwise.

                  (f) Where required under the Copyright Law to preserve the copyright in such Library Programs, a valid copyright notice which conforms to the requirements of Copyright Law relating to the elements, placement and other requirements of such notice appears on each Library Program.

         Section 4.22 Copyrights, Etc.

                  (a) Except as set forth in Schedule 4.22(a), (i) the copyrights in the Library Programs, and except for material in the public domain throughout the world, the elements thereof (collectively, the "Copyrights") that are, in each case, owned or controlled by a Four Point (or any of its Subsidiaries) are valid, existing, unexpired and enforceable in the United States and all countries party to the Universal Copyright Convention or the Berne Convention; and (ii) none of the copyrights owned or controlled by Four Point or any of its Subsidiaries is in the public domain in the United States or, to the knowledge of the Sellers and Four Point, any country party to the Universal Copyright Convention or the Berne Convention. Each of Four Point and its Subsidiaries have received no notice to the effect that the validity of any Copyright is contested.

                  (b) A registration for each Copyright set forth in Schedule 4.22(b) has been properly issued by the United States Copyright Office in Four Point's name or in the name set forth on Schedule 4.22(b)(and are owned in each case by Four Point or the persons set forth on said Schedule). The application to register each Copyright listed in Schedule 4.22(b) was duly and properly filed in the United States Copyright Office, and required materials have been deposited with the Library of Congress and the United States Copyright Office.
Schedule 4.22(b) sets forth the registered title, registration number and registration date for each such registered Copyright.

         Section 4.23 Marks.

                  (a) Schedule 4.23(a) lists (i) all Marks owned by Four Point (or any of its Subsidiaries), whether or not in its own name, including, where applicable, the registration number and date for each Mark for which a registration has been issued by, or the application number and date for each Mark for which an application for registration is pending in, the United States Patent and Trademark Office or other similar office in any foreign jurisdiction, and (ii) all Marks to which Four Point (or any of its Subsidiaries) has been granted a license to use. The information relating to the Marks presented in
Schedule 4.23(a) is true, accurate and complete. Four Point and its consolidated Subsidiaries have all right, title and interest in and to the Marks listed in
Schedule 4.23(a). Each Mark that is necessary or useful to the conduct of the business is valid, subsisting, unexpired, enforceable and has not been abandoned. Each application for the federal registration in the United States of a Mark (including, without limitation, any renewals thereof) has been duly and properly filed, and each registration has been properly issued. Each of Four Point and its consolidated Subsidiaries have all licenses or other rights to use all Marks necessary for the conduct of the business as presently conducted or contemplated by Four Point (together with its Subsidiaries) to be conducted.

                  (b) Except as set forth on Schedule 4.23(b), there are no liens, administrative or other proceedings or lawsuits, whether pending or, to the Sellers' and Four Point's knowledge, threatened, involving or against any of the Marks, and Dove and the Surviving Corporation shall have the same rights in and to the Marks used in connection with the business as Four Point (together with its Subsidiaries) have on the date of this Agreement and shall be able to use and exploit the Marks to the full extent provided by applicable law for the term and throughout the territories set forth in Schedule 4.23(b), without any material restriction on such use or exploitation. No holding, decision or judgment has been rendered by any govern mental authority which would limit, cancel or question the validity of any Mark. No action or proceeding is pending seeking to limit, cancel or question the validity of any Mark.

                  (c) Except as set forth on Schedule 4.23(c), none of the Marks used in the conduct of the business, any element thereof as they currently exist, or the exploitation thereof by Four Point (or any of its Subsidiaries), or the transfer thereof pursuant to this Agreement, libels, defames, violates the rights of privacy or publicity, or violates any trademark or service mark, common law or other similar right of any person or violates any other applicable law. Each of Four Point and its Subsidiaries have not received any notice relating to any claim thereof.

                  (d) To the Sellers' and Four Point's knowledge, except as set forth on Schedule 4.23(d), there are no Marks that conflict with or infringe on the Marks used in the conduct of the business, third party claims against such Marks, or potential infringements against such Marks.

                  (e) To the Sellers' and Four Point's knowledge, except as set forth on Schedule 4.23(e), no other person uses, has the right to use or claims the right to use the Marks or any combination or derivation thereof.

                  (f) Each of Four Point and its Subsidiaries have taken all reasonably necessary steps to secure, protect and maintain the Marks in the United States and has disclosed in a Schedule herein all infringements or potential infringements, known to the Sellers or Four Point.

                  (g) Except as set forth in Schedule 4.23(g), there are no third party licensees of the Marks used in the conduct of the Business.

         Section 4.24 Library.

                  (a) The Library Agreements listed in Schedule 4.24(a) constitute (i) all contracts in effect as of the date hereof, whether written or oral, with writers, directors, producers, actors, artists, animators, voice talent or other parties relating to the exploitation of any of the Library Programs or other Library Rights, whether as licensor, licensee, grantor or grantee or otherwise, relating to the business, to which Four Point (or any of its Subsidiaries) is a party; and (ii) all contracts in effect as of the date hereof concerning the licensing, exhibition or other exploitation of the Library Programs or other Library Rights or the Library Physical Properties, whether as licensor, licensee, distributor, grantor or grantee or otherwise, relating to the business, to which Four Point (or any of its Subsidiaries) is a party (collectively, "Library Contracts").

                  (b) Each Library Contract has been duly executed and delivered by Four Point or its Subsidiaries (except in the case of oral contracts), is in full force and effect and is valid, binding and enforceable in accordance with its terms against Four Point or its Subsidiaries and, to Four Point's and Sellers' knowledge and, except for the Library Contracts specified on Schedule 4.24(b), and assuming the due authorization and execution of such Contract by the other party thereto, any other party thereto. Without limiting the generality of the foregoing, (i) all minimum and other payments required to be made or received by Four Point (or any of its Subsidiaries) or which are necessary to extend the term of any Library Contract have been fully made or received and all options and renewal rights have been duly exercised by Four Point or its Subsidiaries, (ii) all sublicenses and other material actions required to be approved by any person have been approved by such person and all material reports required to be provided to such persons have been timely provided, and (iii) to the Sellers' and Four Point's knowledge, and except for the Library Contracts specified on Schedule 4.24(b), there are no material disputes between Four Point (or any of its Subsidiaries), on the one hand, and any licensor or licensee, on the other hand.

         Section 4.25 Litigation. Schedule 4.25 sets forth a complete and correct list of all legal, administrative, arbitration or other proceedings, or governmental investigations, to which Four Point or any of its Subsidiaries was a party or was otherwise affected (or by which any of its properties were affected), or was otherwise affected during the past five years, together with a description of the nature and status thereof in reasonable detail. Except as set forth on Schedule 4.25,(i) there is no legal, administrative, arbitration or other proceeding, or any governmental investigation, pending or, to the knowledge of the Sellers and Four Point, threatened against or each of their otherwise affecting Four Point or any of its Subsidiaries, or any of its or their assets, that, if determined against Four Point or any of its Subsidiaries, would have a material adverse effect on the assets, liabilities (whether absolute, accrued, contingent or otherwise), condition (financial or otherwise), results of operations, business or prospects of Four Point or any of its Subsidiaries; (ii) no claim not already fully discharged that involves or may involve $25,000 or more has been made against Four Point or any of its Subsidiaries; and (iii) all potential losses and liabilities of Four Point (or any of its Subsidiaries) that may result from the matters disclosed on Schedule 4.25 are fully covered by insurance policies of Four Point or its Subsidiaries, which policies are in full force and effect on and as of the date hereof, except for any applicable deductible amount that does not exceed $25,000, or any applicable self-insured retention that does not exceed $25,000, for any one claim or action. Four Point (together with its Subsidiaries) has given in a timely manner to its insurers all notices required to be given under its insurance policies with respect to all of the claims and actions disclosed on Schedule 4.25, and no insurer has denied coverage of any of such claims or actions or rejected any of the claims with respect thereto. Without limiting the generality of the foregoing, Four Point and its Subsidiaries have complied with all obligations to Varitel Video, Inc. prior to the Closing and upon the change of its facilities after the Closing shall not be subject to any limitation on performing post-production services to any Person.

         Section 4.26 Taxes. Except as set forth on Schedule 4.26:

                  (a) Four Point (and each of its Subsidiaries) has timely filed all Tax returns and reports required to have been filed by it for all taxable periods ending on or prior to the date hereof (including, without limitation, in the State of Florida), and has paid all Taxes due to any taxing authority with respect to all taxable periods ending on or prior to the date hereof, or otherwise attributable to all periods prior to the date hereof. The Tax returns and reports filed are true and correct in all material respects. Neither Four Point (nor any of its Subsidiaries) has requested any extensions of time within which to file returns and reports in respect of any Taxes;

                  (b) None of such returns contain, or will contain, a disclosure statement under Section 6662 of the Code (or any predecessor statute) or any similar provision of state, local or foreign law;

                  (c) Four Point (together with its consolidated Subsidiaries) has not received notice that the IRS or any other taxing authority has asserted against Four Point or its Subsidiaries any deficiency or claim for additional Taxes in connection therewith;

                  (d) All Tax deficiencies asserted or assessed against Four Point or its Subsidiaries have been paid or finally settled;

                  (e) There is not pending or, to the knowledge of the Sellers and Four Point, threatened any action, audit, proceeding, or investigation with respect to (i) the assessment or collection of Taxes or (ii) a claim for refund made by Four Point (or any of its Subsidiaries) with respect to Taxes previously paid and (iii) with respect to any such actions, audits, proceedings or investigation (whether or not identified in Schedule 4.26), Four Point and each of its Subsidiaries has and will have no liability in respect of or resulting therefrom;

                  (f) All amounts that are required to be collected or withheld by Four Point (or any of its Subsidiaries), or with respect to Taxes of Four Point or any of its Subsidiaries, have been duly collected or withheld; all such amounts that are required to be remitted to any Taxing Authority have been duly remitted;

                  (g) Neither the IRS nor any state, foreign or local Taxing Authority has examined any income tax return of Four Point or any of its Subsidiaries;

                  (h) None of Four Point or any of its Subsidiaries has waived any statute of limitations with respect to the assessment of any Tax;

                  (i) Four Point or any of its Subsidiaries has not taken any action not in accordance with past practice that would have the effect of deferring any Tax liability of Four Point or any of its Subsidiaries from any taxable period ending on or before the date hereof to any taxable period ending after such date;

                  (j) No consent has been filed under Section 341(f) of the Code with respect to Four Point or any of its Subsidiaries;

                  (k) There are no liens for Taxes due and payable upon any assets of Four Point or any of its Subsidiaries;

                  (l) None of Four Point or any of its Subsidiaries has participated in, or cooperated with, an international boycott within the meaning of Section 999 of the Code;

                  (m) None of Four Point or any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code (or similar provisions of other law or regulations) by reason of a change in accounting method nor does any of Sellers or Four Point have any knowledge that the IRS (or other Taxing Authority) has proposed, or is considering, any such change in accounting method;

                  (n) None of Four Point or any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that would result in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code;

                  (o) None of the assets of Four Point or any of its Subsidiaries is property that is required to be treated as owned by any other person pursuant to the "safe harbor lease" provisions of former Section 168(f)(8) of the Code as in effect immediately prior to the enactment of the Tax Reform Act of 1986 and none of the assets of Four Point (together with is subsidiaries) is "tax exempt use property" within the meaning of Section 168(h) of the Code;

                  (p) There are no currently binding elections with respect to Taxes affecting Four Point or any of its Subsidiaries for any period beginning on or after the Closing Date.

         Section 4.27 Insurance. Schedule 4.27 sets forth a complete and correct list of all insurance policies and of all claims made by each of Four Point or any of its Subsidiaries on any liability or other insurance policies during the past five years (other than worker's compensation claims). Four Point (together with its Subsidiaries) has adequate liability and other insurance policies insuring it against the risks of loss arising out of or related to its assets and business. Without limitation, as to the tangible real and personal property of Four Point and its Subsidiaries, such insurance is adequate to cover the full replacement cost, less deductible amounts, of such tangible real and personal property. Schedule 4.27 is a complete and correct list of all insurance currently in place and accurately sets forth the coverages, deductible amounts, carriers and expiration dates thereof. Schedule 4.27 is a complete and correct list of all insurance with respect to which the policy period has expired, but for which certain of the coverage years are still subject to audit or retrospective adjustment by the carrier, and accurately sets forth such coverage years and the coverages, deductible amounts, carriers and expiration dates thereof. There are no outstanding requirements or recommendations by any insurance company that issued any policy of insurance to Four Point or any of its Subsidiaries or by any Board of or by any governmental authority exercising similar functions that require or recommend any changes in the conduct of the business of Four Point or its Subsidiaries or any repairs or other work to be done on or with respect to any of Four Point's or any of its Subsidiaries' assets. Except as set forth on
Schedule 4.27, no notice or other communication has been received by Four Point or its Subsidiaries from any insurance company within the five years preceding the date hereof canceling or materially amending or materially increasing the annual or other premiums payable under any of its insurance policies, and, to the knowledge of the Sellers and Four Point, no such cancellation, amendment or increase of premiums is threatened.

         Section 4.28 No Powers of Attorney or Suretyships. Except as set forth on Schedule 4.28, (a) Four Point (together with its Subsidiaries) has not granted any general or special powers of attorney and (b) Four Point (together with its Subsidiaries) does not have any obligation or liability (whether actual, contingent or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor, obligor on an asset or income maintenance agreement or otherwise in respect of the obligation of any Person.

         Section 4.29 Brokerage Fees. No Person is entitled to any brokerage or finder's fee or other commission from Four Point or any of its Subsidiaries or, insofar as the Sellers or Four Point are aware, from Dove or Sub in respect of this Agreement or the Transactions. Without limiting the generality of the foregoing, Four Point and its subsidiaries are not subject to any binding obligations or any restrictions with respect to the sale of Four Point and its Subsidiaries other than pursuant to this Agreement.

         Section 4.30 Banking Facilities. Schedule 4.30 sets forth a complete and correct list of:

                  (a) Each bank, savings and loan or similar financial institution in which Four Point or any of its Subsidiaries has an account or safety deposit box and the numbers of such accounts or safety deposit boxes maintained thereat; and

                  (b) The names of all persons authorized to draw on each such account or to have access to any such safety deposit box, together with a description of the authority (and conditions thereto, if any) of each person with respect thereto.

         Section 4.31 Corporate Books. The corporate minute books of Four Point and each of its Subsidiaries are complete, each of the minutes contained therein accurately reflect the transactions that occurred at the meeting for which the minutes were taken, the meetings of directors or stockholders referred to in the minutes were duly called and held, and the signatures contained on all documents in the minute books are the true signatures of the persons purporting to have signed the same.

         Section 4.32 Environmental Liabilities.

         (a) Except as set forth on Schedule 4.32 hereto, neither Four Point nor any of its Subsidiaries has used, stored, treated, transported, manufactured, refined, handled, produced or disposed of any Hazardous Materials on, under, at, from, or in any way affecting, any of their properties or assets, or otherwise, in any manner which at the time of the action in question violated any Environmental Law, governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials and to the best of the Sellers' knowledge, no prior owner of such property or asset or any tenant, subtenant, prior tenant or prior subtenant thereof has used Hazardous Materials on or affecting such property or asset, or otherwise in any manner which at the time of the action in question violated any Environmental Law governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials.

         (b) To the best of the Sellers' knowledge (i) neither Four Point nor any of its Subsidiaries has any obligations or liabilities, known or unknown, matured or not matured, absolute or contingent, assessed or unassessed, where such would reasonably be expected to have a materially adverse effect on the business or condition (financial or otherwise) of Four Point or any of its Subsidiaries, and (ii) no claims have been made against Four Point or any of its Subsidiaries during the past five years and no presently outstanding citations or notices have been issued against Four Point or any of its Subsidiaries, where such could reasonably be expected to have a materially adverse effect on the business or condition (financial or otherwise) of Four Point or any of its Subsidiaries, which in either case have been or are imposed by reason of or based upon any provision of any Environmental Law, including, without limitation, any such obligations or liabilities relating to or arising out of or attributable, in whole or in part, to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of any Hazardous Materials by Four Point or any of its Subsidiaries, or any of their employees, agents, representatives or predecessors in interest in connection with or in any way arising from or relating to Four Point or any of its Subsidiaries or any of their respective properties, or relating to or arising from or attributable, in whole or in part, to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of any such substance, by any other Person at or on or under any of the real properties owned or used by Four Point or any of its Subsidiaries or any other location where such could have a materially adverse effect on the business or condition (financial or otherwise) of Four Point (or any of its Subsidiaries).

         Section 4.33 Machinery, Equipment and Other Personal Property, etc. Except for the Real Property, Four Point (together with its consolidated Subsidiaries) owns or leases all of the machinery, equipment, vehicles, furniture, fixtures, leasehold improvements, repair parts, tools and other property (collectively, the "Personal Property") used by or relating to Four Point or its Subsidiaries. All such Personal Property is in good operating condition and sufficient to carry on the business of Four Point and its Subsidiaries in the normal course as it is presently conducted and is free from defects, whether patent or latent. Except as set forth in Schedule 4.33, it is not necessary for Four Point or any of its Subsidiaries to acquire or obtain the use of any additional personal property to carry on its business as presently and foreseeably to be conducted.

         Section 4.34 Disclosure. The information provided by the Sellers or Four Point, in connection with this Agreement, including, without limitation, the schedules hereto, and in any other writing pursuant hereto does not and will not contain any untrue statement of a material fact or, omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances under which they are made, not false or misleading. Copies of all documents heretofore or hereafter delivered or made available by the Sellers or Four Point to Dove pursuant hereto were or will prior to the Closing be complete and accurate records of such documents.

                                   ARTICLE 5.

                 REPRESENTATIONS AND WARRANTIES OF DOVE AND SUB

         Dove and Sub hereby jointly and severally represent and warrant to Sellers and Four Point that:

         Section 5.1 Organization and Corporate Authority. Dove and Sub are corporations duly organized, validly existing and in good standing under the laws of each such corporation's respective state of incorporation. Dove and Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the Transactions. All necessary action, corporate or otherwise, required to have been taken by or on behalf of Dove and Sub by applicable law, each corporation's respective charter documents or otherwise to authorize (i) the approval, execution and delivery on behalf of Dove and Sub of this Agreement and (ii) the performance by Dove and Sub of their obligations under this Agreement and the consummation of the Transactions has been taken or will have been taken on or prior to the Closing. This Agreement and all agreements and instruments herein contemplated to be executed by Dove and Sub are the valid and binding agreements of Dove and Sub, enforceable against Dove and Sub in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights generally and to general principles of equity.

         Section 5.2 Consents and Approvals. Neither the execution and delivery of this Agreement nor the consummation of the Transactions will violate, result in a breach of any of the terms or provisions of, constitute a default (or any event that, with the giving of notice or the passage of time or both, would constitute a default) under, result in the acceleration of any indebtedness under, result in any right of termination of, increase any amounts payable under, or conflict with, any agreement, indenture or other instrument to which Dove or Sub is a party or by which any of its property is bound, its charter or by-laws, or any judgment, decree, order or award of any court, governmental body or arbitrator (domestic or foreign) applicable to Dove or Sub. All consents, approvals and authorizations of, and declarations, filings and registrations with, any governmental or regulatory authority (domestic or foreign) or any other Person (either governmental or private) required in connection with the execution and delivery by Dove and Sub of this Agreement or the consummation of the Transactions have been obtained, made and satisfied, except for any filings required to be made after the date hereof pursuant to the California Law or the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

         Section 5.3 Dove Shares. The Dove Shares to be issued at the Closing (and the shares of Dove Common Stock, if any, to be issued pursuant to Section 2.6), when issued and delivered, will be duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights or any liens, charges, claims or encumbrances (other than pursuant to the Transactions or arising from the acts or omissions of Sellers). Dove makes no representation as to the market price which Sellers will realize upon the ultimate disposition of such shares, it being acknowledged by the Sellers that such shares will constitute "restricted securities" under applicable securities laws and market price of publicly traded securities will be affected by many factors which are outside the control of Dove and as to which Dove can offer no assurance.

         Section 5.4 Dove SEC Reports. Dove has furnished to the Sellers its report on Form 10-KSB for the 1995 fiscal year filed by Dove with the Securities and Exchange Commission ("SEC") (the "SEC Report"). The SEC Report did not, on its date of filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as set forth on Schedule 5.4, all financial statements included in the SEC Report, (i) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein), (ii) fairly present the consolidated financial position, results of operations and cash flows of Dove as of the respective dates thereof and for the periods referred to therein, and (iii) were consistent with the books and records of Dove and its subsidiaries. Except as contemplated in connection with the Transactions or as disclosed in or contemplated in the SEC Report, since the date of the SEC Report there has not occurred any material adverse change in the results of operations or financial position of Dove and its subsidiaries considered as a whole.

         Section 5.5 Brokerage Fees. Except as set forth in Schedule 5.5, no Person is entitled to any brokerage or finder's fee or other commission from Dove or Sub in respect of this Agreement or the Transactions.

         Section 5.6 Form S-3 Eligibility. As of the date of Closing, Dove will be eligible to register Dove's Common Stock on Form S-3 with respect to secondary transactions.

         Section 5.7 Disclosure. The information provided by Dove and Sub in this Agreement and in any other writing furnished pursuant hereto does not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances under which they are made, not false or misleading.

                                   ARTICLE 6.

                      CERTAIN AGREEMENTS AND UNDERSTANDINGS

         Section 6.1 Collection and Purchase of Accounts Receivable.

                  (a) Promptly after the Closing, Dove shall prepare and deliver to Sellers a list of all Accounts Receivable outstanding on the Closing Date that are in excess of $250,000 (the "Major Accounts Receivable"). For a period of six months after the Closing Date (the "Collection Period"), Dove and the Surviving Corporation shall use their reasonable efforts to collect the Major Accounts Receivable. Dove and the Surviving Corporation may, but shall not be obligated to, use a collection agency or commence legal actions in connection with such collection efforts. Upon the expiration of the Collection Period, Dove shall notify Sellers of those Major Accounts Receivable that have not been collected as of the end of the Collection Period. In the event that there are Major Accounts Receivable outstanding upon expiration of the Collection Period, Dove shall be entitled to notify Sellers to purchase the entire amount thereof. Within ten days of receipt of such notification from Dove, Sellers shall purchase (without recourse to Dove or the Surviving Corporation and without representation or warranty (other than a representation that Dove and the Surviving Corporation have not assigned their rights in the Major Accounts Receivable)) such designated Major Accounts Receivable then remaining unpaid for a purchase price equal to the face amount thereof.

                  (b) Upon Sellers' repurchase of the Major Accounts Receivable from the Surviving Corporation, (i) Dove shall promptly deliver to Sellers any tangible evidence of such Major Accounts Receivable then in the possession of Dove or under its control with appropriate documents of assignment and (ii) Sellers shall be entitled to take any and all actions that they may deem necessary or desirable in order to collect such Major Accounts Receivable. Dove and the Surviving Corporation will, from time to time after such repurchase, execute and deliver to Sellers such instruments and other documents as Sellers may reasonably request to assist Sellers in their collection efforts.

                  (c) In the event that any payment received by Dove or the Surviving Corporation during the Collection Period is remitted by an account debtor that is indebted under both Major Accounts Receivable and an account receivable arising out of the sale of inventory in the ordinary course of business after the date hereof (a "New Receivable"), to the extent that such payment is identified by the relevant account debtor as being applicable to the Major Accounts Receivable, such payment shall first be applied to the Major Accounts Receivable due from such account debtor with any balance remaining after payment in full to be applied to the New Receivable; provided, however, that, to the extent that such payment is not so identified by the relevant account debtor, such payment may be applied to the New Receivable and the Major Accounts Receivable on a pro rata basis.

                  (d) Dove will cooperate, at Sellers' expense, with Sellers in collecting any Major Accounts Receivable that are repurchased by Sellers; provided, however, that the foregoing shall not require Dove or the Surviving Corporation to be a party to any action brought by Sellers to collect such Major Accounts Receivable.

                  (e) Sellers agree that they will forward promptly to Dove any monies, checks or instruments received by Sellers after the date hereof with respect to the Accounts Receivable except with respect to the Major Accounts Receivable repurchased by Sellers.

         Section 6.2 Post-Closing Audit. Within 120 days after the Closing, Dove shall retain KPMG Peat Marwick LLP or another nationally recognized firm of accountants to conduct an audit of the Financial Statements and the consolidated balance sheet of Four Point as of the Closing.

         Section 6.3 Empire Studio. Four Point has entered into an agreement to sell the real property owned by Empire Burbank Studios, Inc. Sellers represent that the net proceeds of such sale to Four Point on an after tax basis to be realized within twelve months after the Closing will not be less than $640,000.

         Section 6.4 Agreement Not to Compete.

                  (a) From the date hereof to and including the third anniversary of the Closing, each Seller hereby agrees that he or it shall not, for any reason, directly or indirectly, engage or be interested in any business that competes in any way with the Surviving Corporation (including Four Point) and its subsidiaries, and shall not, directly or indirectly, have any interest in, own, manage, operate, control, be connected with as a stockholder (other than as a stockholder of less than one percent (1%) of the issued and outstanding stock of a publicly-held corporation and other than as a passive owner of shares of the Auction Channel (a/k/a Auction Network) so long as such Seller is not engaged in any programming for the Auction Channel (a/k/a Auction Network) except through Dove and its subsidiaries), joint venturer, officer, partner, employee or consultant, or otherwise engage or invest or participate in, any business that shall compete in any way with any of the businesses conducted by the Surviving Corporation (including Four Point) or its subsidiaries, in any county or any other political subdivision of any state of the United States of America or of any other country in the world where Four Point or its Subsidiaries conducted any business at any time during the two (2) year period preceding the date hereof. All of the parties agree that the duration and area for which the covenant not to compete set forth in this
Section 6.4 is to be effective are reasonable. In the event that any court determines that the time period or the geographical areas provided for in this
Section 6.4, or both of them, are unreasonable and that such covenant is to that extent unenforceable, such covenant shall remain in full force and effect for the greatest time period and in the greatest geographical area that would not render it unenforceable. The parties intend that this covenant shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and for any other country in the world where this covenant is intended to be effective.

                  (b) The parties agree that damages would be an inadequate remedy for Dove in the event of a breach or threatened breach of this Agreement and thus, in any such event, Dove may, either with or without pursuing any potential damage remedies, immediately obtain and enforce an injunction prohibiting any Seller from violating this Agreement.

         6.5 Automatic Registration. Pursuant to Article 3 of the Registration Rights Agreement, Dove shall prepare and file with the Securities and Exchange Commission, on or prior to June 30, 1996, at the sole expense of Dove, a Registration Statement so as to permit a public offering and sale of Dove Shares upon the effectiveness of such Registration Statement. Notwithstanding the foregoing, in the event that on or prior to June 30, 1996 Dove files or proposes to file a registration statement registering newly issued shares of Dove Common Stock or shares of Dove Common Stock held by or issuable to third parties, the provision of Article 2 of the Registration Rights Agreement shall apply in lieu of the provisions of this Section 6.5.

                                   ARTICLE 7.

                                   CONDITIONS

         Section 7.1 Closing Conditions to the Transactions. The respective obligations of each party to effect the Transactions shall be subject to the satisfaction at or prior to the Closing of the following conditions:

                  (a) No statute, rule, regulation, executive order, degree or injunction shall be enacted, entered, promulgated or enforced by any court or governmental authority which prohibits the consummation of the Transactions and shall be in effect.

                  (b) All authorizations, consents, orders or approvals of, or declarations of or filings with any governmental entity, and all required third party consents set forth on Schedule 7.1(b), the failure to obtain which would have a material adverse effect on Four Point or its Subsidiaries, shall have been filed, or been obtained.

                  (c) The employment agreements between the Surviving Corporation and Shukri Ghalayini and between the Surviving Corporation and Ronald M. Ziskin, respectively (the "Employment Agreements") dated as of the date hereof, in the forms set forth on Exhibits B and C hereto respectively, shall have become effective in accordance with their respective terms as of the Closing.

         Section 7.2 Conditions to The Obligations of Dove and Sub. The obligations of Dove and Sub to complete the Transactions are further subject to the satisfaction at or prior to the Closing of the following conditions, unless waived by Dove and Sub:

                  (a) The representations and warranties of the Sellers and Four Point set forth in this Agreement shall be true and correct as of the date of this Agreement;

                  (b) The Sellers and Four Point shall have performed all obligations required to be performed by them under this Agreement at or prior to the Closing; and

                  (c) Without limiting the provisions of Section 7.2(a) and (b), as of the Closing Dove shall have assumed the Sanwa Agreements on terms satisfactory to Dove (to which Sanwa Bank California shall have consented), there shall be outstanding no more than $876,000 under the Term Loan Agreement and $375,000 under the Line of Credit Agreement and Four Point shall have duly and validly redeemed or repurchased all issued and outstanding shares of its Preferred Stock.

                  (d) Delivery of an opinion of Heenan Blaikie, together with other counsel to the Sellers, in form and substance satisfactory to Dove.

         Section 7.3 Conditions to Obligations of the Sellers and Four Point. The obligations of the Sellers to consummate the Transactions are further subject to the satisfaction at or prior to the Closing the following conditions unless waived by each of the Sellers:

                  (a) The representations and warranties of Dove and Sub set forth in this Agreement shall be true and correct as of the date of this Agreement; and

                  (b) Dove and Sub shall have performed under this Agreement at or prior to the Closing.

                  (c) The Surviving Corporation shall have entered into the Employment Agreements and Dove shall have entered into a Registration Rights Agreement in the form set forth in Exhibit D hereto.

                  (d) Delivery of an opinion of Kaye, Scholer, Fierman, Hays & Handler, LLP, or other counsel to Dove, in form and substance satisfactory to Sellers.

                                   ARTICLE 8.

                                 INDEMNIFICATION

         Section 8.1 Indemnification by Sellers. Each Seller shall severally and not jointly, indemnify and hold harmless Dove and the Surviving Corporation and each of their affiliates, directors, officers, employees, attorneys, agents and representatives (collectively, the "Affiliated Parties") in respect of any and all claims, losses, damages, liabilities, declines in value, penalties, interest, costs and expenses (including, without limitation, any attorneys', accountants' and consultants' fees and other expenses) reasonably incurred by Dove or the Surviving Corporation or their respective Affiliated Parties, together with interest on cash disbursements in connection therewith, at an annual rate equal to the Prime Rate then in effect, from the date such cash disbursements were made by Dove or the Surviving Corporation or any of their Affiliated Parties until paid by such Seller, in connection with each and all of the following:

                  (a) Any breach of any representation or warranty made by such Seller in Article 3 of this Agreement;

                  (b) Any misrepresentation contained in any written statement or certificate furnished by such Seller individually pursuant to this Agreement or in connection with the Transactions; and

                  (c) Any breach of any covenant, agreement or obligation of such Seller individually contained in this Agreement or any other instrument contemplated by this Agreement.

                  No claim, demand, suit or cause of action shall be brought against such Seller under this Section 8.1 unless and until the aggregate amount of claims under Sections 8.1 and 8.2 exceeds $100,000, in which event Dove and the Surviving Corporation and their respective Affiliated Parties shall be entitled to indemnification from such Seller for all claims hereunder relating back to the first dollar.

         Section 8.2 Indemnification by Sellers. The Sellers shall, for a period of three years from the date hereof, jointly and severally indemnify and hold harmless Dove and the Surviving Corporation and each of their respective Affiliated Parties in respect of any and all claims, losses, damages, liabilities, declines in value, penalties, interest, costs and expenses (including, without limitation, any attorneys, accountants' and consultants' fees and other expenses) reasonably incurred by Dove or the Surviving Corporation or their respective Affiliated Parties, together with interest on cash disbursements in connection therewith, at an annual rate equal to the Prime Rate then in effect, from the date such cash disbursements were made by Dove or the Surviving Corporation or any of their Affiliated Parties until paid by the Sellers, in connection with each and all of the following:

                  (a) Any breach of any representation or warranty made by the Sellers or Four Point in Article 4 of this Agreement or pursuant hereto;

                  (b) Any misrepresentation contained in any written statement or certificate furnished by Sellers and/or Four Point pursuant to this Agreement or in connection with the Transactions; or

                  (c) Any breach of any covenant, agreement or obligation of Sellers and/or Four Point contained in this Agreement or any other instrument contemplated by this Agreement.

                  No claim, demand, suit or cause of action shall be brought against the Sellers under this Section 8.2 unless and until the aggregate amount of claims under Sections 8.1 and 8.2 exceeds $100,000, in which event Dove and the Surviving Corporation and their respective Affiliated Parties shall be entitled to indemnification from the Sellers for all claims hereunder relating back to the first dollar.

         Section 8.3 Indemnification by Dove. Dove shall, for a period of three years from the Closing Date, indemnify and hold harmless each of Sellers in respect of any and all claims, losses, damages, liabilities, declines in value, penalties, interest, costs and expenses (including, without limitation, any attorneys', accountants' and consultants' fees and other expenses) reasonably incurred by Sellers, together with interest on cash disbursements in connection therewith, at an annual rate equal to the Prime Rate then in effect, from the date that such cash disbursements were made by Sellers until paid by Dove, in connection with each and all of the following:

                  (a) Any breach of any representation or warranty made by Dove in this Agreement or pursuant hereto; or

                  (b) Any breach of any covenant, agreement or obligation of Dove contained in this Agreement or any other instrument contemplated by this Agreement; or

                  (c) Any misrepresentation contained in any statement or certificate furnished by Dove pursuant to this Agreement or in connection with the Transactions.

                  No claim, demand, suit or cause of action shall be brought against Dove under this Section 8.3 unless and until the aggregate amount of claims under this Section 8.3 exceeds $100,000, in which event, Sellers shall be entitled to indemnification from Dove for all claims hereunder relating back to the first dollar.

         Section 8.4 Indemnification by Sellers for Tax Liabilities. In addition to, and not by way of limitation on, the indemnities set forth in this Article 8, the Sellers shall jointly and severally indemnify and hold harmless on an after-tax basis Dove and the Surviving Corporation against all Taxes of Four Point (together with its consolidated Subsidiaries) for all taxable periods ending on or before the date hereof or otherwise attributable to the operations, transactions, assets, or income of Four Point or its subsidiaries prior to the date hereof or otherwise attributable to consummation of the Transactions, together with any expenses (including, without limitation, settlement costs and any legal, accounting and other expenses) incurred in connection with the contesting, collection or assessment of such Taxes, and together with interest at an annual rate equal to the Prime Rate then in effect. Notwithstanding Sections 8.1 and 8.2, the Sellers' obligation to indemnify Dove and the Surviving Corporation pursuant to this Section 8.4 shall continue until 90 days after all applicable statutes of limitations have expired. For purposes of this
Section 8.4, the term "after-tax basis" means determined after giving effect to
(i) the receipt by the indemnified party of such payment, if such receipt is taxable and (ii) any tax deduction available on account of the payment of such Taxes; and assuming that Taxes are payable at their combined marginal tax rate. The Sellers shall have the responsibility for, and the right to control, at the Sellers' expense, the audit (and disposition thereof) of any Tax return relating to periods ending on or prior to the Closing, to participate in the disposition of the audit of any tax return relating to the periods ending after the Closing if such audit or disposition thereof could give rise to a claim for indemnification hereunder or impact the tax payable for the period ending on or prior to the Closing, and to approve, which approval shall not be unreasonably withheld, the disposition of any audit adjustment under such circumstances. Dove shall have the right directly or through its designated representatives, to review in advance and comment upon all submissions made in the course of audits or appeals thereof to any governmental entity relating to periods ending on or prior to the Closing and to approve, which approval shall not be unreasonably withheld, the Sellers' disposition of any audit adjustment with respect to such periods if such disposition will or might reasonably be expected to result in an increase in Taxes of the Surviving Corporation, any successor thereof or any consolidated group which includes the Surviving Corporation, for any period ending after the Closing.

         Section 8.5 Claims for Indemnification. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the "indemnified party") shall promptly notify the party obligated to provide indemnification (the "indemnifying party") of the claim and, when known, the facts constituting the basis for such claim; provided, however, that the failure to so notify the indemnifying party shall not relieve the indemnifying party of its obligation hereunder to the extent such failure does not materially prejudice the indemnify ing party. In the event of any claim for indemnification here under resulting from or in connection with any claim or legal proceedings by a third party, the notice to the indemnifying party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. If any claims shall arise against Sellers hereunder, Dove may (but shall not be required to) set-off against any amount then or thereafter payable (but not yet paid) to such Seller.

         Section 8.6 Defense Claims. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the indemnifying party at its sole cost and expense and with counsel reasonably satisfactory to the indemnified party may, upon written notice to the indemnified party, assume the defense of any such claim or legal proceeding if (a) the indemnifying party acknowledges to the indemnified party in writing, within fifteen (15) days after receipt of notice from the indemnifying party, its obligations to indemnify the indemnified party with respect to all elements of such claim, (b) the indemnifying party provides the indemnified party with evidence reasonably acceptable to the indemnified party that the indemnifying party will have the financial resources to defend against such third-party claim and fulfill its indemnification obligations hereunder, (c) the third-party claim involves only money damages and does not seek an injunction or other equitable relief, and (d) settlement or an adverse judgment of the third party claim is not, in the good faith judgment of the indemnified party, likely to establish a pattern or practice adverse to the continuing business interests of the indemnified party. The indemnified party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense; provided, however, that if there are one or more legal defenses available to the indemnified party that conflict with those available to the indemnifying party, or if the indemnifying party fails to take reasonable steps necessary to defend diligently the claim after receiving notice from the indemnified party that it believes the indemnifying party has failed to do so, the indemnified party may assume the defense of such claim; provided, further, that the indemnified party may not settle such claim without the prior written consent of the indemnifying party, which consent may not be unreasonably withheld. If the indemnified party assumes the defense of the claim, the indemnifying party shall reimburse the indemnified party for the reasonable fees and expenses of counsel retained by the indemnified party and the indemnifying party shall be entitled to participate in (but not control) the defense of such claim, with its counsel and at its own expense. The parties agree to render, without compensation, to each other such assistance as they may reasonably require of each other in order to insure the proper and adequate defense of any action, suit or proceeding, whether or not subject to indemnification hereunder. Notwithstanding the foregoing, if any of Sellers assumes the defense of a claim for Taxes for which they are obligated to indemnify Dove or any of its subsidiaries, then such indemnifying party shall not settle or otherwise agree to a resolution of a dispute with respect to such claim if that settlement or resolution would have an adverse impact on the liability of Dove or any of its subsidiaries for any taxable period ending after the date hereof without the express written consent of Dove or such affected subsidiary, which consent will not be unreasonably withheld or delayed.

         Section 8.7 Manner of Indemnification. All indemnifica tion payments hereunder shall be effected by payment of cash or delivery of a certified or official bank check in the amount of the indemnification liability.

         Section 8.8 Limitations on Indemnification. Notwith standing the provisions of Section 8.2 and 8.3 to the effect that an indemnifying party's obligation under such section shall expire on the third anniversary hereof, such obligation shall continue (i) as to any matter as to which a claim is submitted in writing to the indemnifying party prior to such third anniversary and identified as a claim for indemnification pursuant to this Agreement or (ii) as to any matter that is based upon willful fraud by the indemnifying party, until such time as such claims and matters are resolved.


                                   ARTICLE 9.

                          DELIVERY OF CLOSING DOCUMENTS

         Section 9.1 Deliveries by Sellers and Four Point. Contemporaneously herewith, Sellers hereby deliver to Dove, and Dove acknowledges receipt of, the following:

                  (a) Stock certificates evidencing all of the Four Point Shares, duly endorsed for transfer or accompanied by separate instruments of transfer, by each Seller who is the record owner thereof;

                  (b) Letters from all of the officers and directors of Four Point, dated as of the Closing, resigning their positions as a director and/or officer of Four Point;

                  (c) The original insurance policies listed on Schedule 4.27 (to the extent reasonably requested by Dove);

                  (d) Opinion of Heenan Blaikie, together with other counsel to the Sellers, in form and substance satisfactory to Dove;

                  (e) Evidence, satisfactory to Dove and its counsel, that Four Point has duly and validly redeemed all issued and outstanding shares of its Preferred Stock prior to the approval by Four Point's shareholders of the Merger, including a recent confirmation thereof by Raniere Caserta and Harvey Goldstein.

         Section 9.2 Delivery of Additional Documents. Contemporaneously herewith, the following agreements are being executed and delivered by the respective parties thereto:

                  (a) The Employment Agreements of even date herewith;

                  (b) The Registration Rights Agreement of even date herewith between Dove and the Sellers receiving Dove Shares pursuant hereto in the form of Exhibit D.

                                   ARTICLE 10.

                                  MISCELLANEOUS

         Section 10.1 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission (with subsequent letter confirmation by mail) or three days after being mailed by certified or registered mail, postage prepaid, return receipt requested, to the parties, their successors in interest or their assignees at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

If to Dove or Sub                  Dove Audio, Inc.

                                   301 North Canon Drive
                                   Suite 207
                                   Beverly Hills, CA  90210
                                   Attention:  Michael Viner

With a concurrent copy to:         Kaye, Scholer, Fierman
                                     Hays & Handler, LLP

                                   1999 Avenue of the Stars
                                   Suite 1600
                                   Los Angeles, CA 90067
                                   Attention: Barry L. Dastin

If to any Seller:                  See Schedule 10.1

With a concurrent copy to:         Heenan Blaikie
                                   9401 Wilshire Blvd., Suite 1100
                                   Beverly Hills, CA  90212
                                   Attention: Daniel H. Black; and
                                              Bennett J. Yankowitz

         Section 10.2 Assignability and Parties in Interest. This Agreement shall not be assignable by any of the parties, except that Dove may assign its rights hereunder to, and have its obligations hereunder assumed by, a wholly-owned subsidiary of Dove; provided, however, that no such assignment shall release Dove from its obligations under this Agreement. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

         Section 10.3 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the internal law, and not the law pertaining to conflicts or choice of law, of the State of California.

         Section 10.4 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

         Section 10.5 Complete Agreement. This Agreement, the Exhibits and Schedules and the documents delivered or to be delivered pursuant to this Agreement contain or will contain the entire agreement among the parties with respect to the Transactions and shall supersede in its entirety all previous oral and written and all contemporaneous oral negotiations, commitments and understandings, including the letter of intent with respect to the Transactions.

         Section 10.6 Modifications, Amendments and Waivers. This Agreement may be modified, amended or otherwise supplemented by a writing signed by all of the parties. No waiver of any right or power hereunder shall be deemed effective unless and until a writing waiving such right or power is executed by the party waiving such right or power.

         Section 10.7 Due Diligence Investigation: Knowledge. All representations and warranties contained herein that are made to the knowledge of a party shall require that such party make reasonable investigation and inquiry with respect thereto to ascertain the correctness and validity thereof.

         Section 10.8 Expenses. Except as otherwise expressly provided elsewhere in this Agreement, each party (and not Four Point) shall pay all fees and expenses incurred by it in connection with the transactions contemplated by this Agreement.

         Section 10.9 Limit on Interest. Notwithstanding anything in this Agreement to the contrary, no party shall be obligated to pay interest at a rate higher than the maximum rate permitted by applicable law. In the event that an interest rate provided in this Agreement exceeds the maximum rate permitted by applicable law, such interest rate shall be deemed to be reduced to such maximum permissible rate.

         Section 10.10 Equitable Remedies. In addition to legal remedies, in recognition of the fact that remedies at law may not be sufficient, the parties (and their permitted successors and assigns) shall be entitled to equitable remedies for breaches or defaults hereunder, including, without limitation, specific performance and injunction.

         Section 10.11 Attorneys, Fees and Costs. Should any party institute any action or proceeding in any court to enforce any provision of this Agreement, the prevailing party shall be entitled to receive from the losing party reasonable attorneys' fees and costs incurred in such action or proceeding, whether or not such action or proceeding is prosecuted to judgment.

         Section 10.12 Further Assurances. Each party shall execute and deliver such further instruments and take such further actions as any other party may reasonably request in order to carry out the intent of this Agreement and to consummate the Transactions.

         Section 10.13 Contract Interpretation: Construction of Agreement.

                  (a) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Article, section, exhibit, schedule, preamble, recital and party references are to this Agreement unless otherwise stated.

                  (b) No party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all language in all parts of this Agreement shall be construed in accordance with its fair meaning, and not strictly for or against any party.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

                                               DOVE

                                               DOVE AUDIO, INC.,
                                                 a California corporation

                                                By:/s/Michael Viner
                                                  -----------------------------
                                                  Name:
                                                  Title:

                                               SUB
                                               DOVE FOUR POINT, INC.,
                                                 a Florida corporation

                                               By:/s/Michael Viner
                                                  -----------------------------
                                                  Name:
                                                  Title:


                                              SELLERS

                                              /s/Shukri Ghalayini
                                              ---------------------------------
                                              Shukri Ghalayini

                                              /s/ Ronald M. Ziskin
                                              ---------------------------------
                                              Ronald M. Ziskin

                                              /s/Shukri Ghalayini,as attorney in
                                              ----------------------------------
                                              fact
                                              ----
                                              Rafic Saadeh

                                              THE SHUKRI GHALAYINI FAMILY TRUST

                                              By:/s/Shukri Ghalayini
                                                 ------------------------------
                                                 Shukri Ghalayini, Trustee

                                              WEDNER-ZISKIN FAMILY TRUST

                                              By:/s/Ronald M. Ziskin
                                                 ------------------------------
                                                 Ronald M. Ziskin, Trustee

                                               FOUR POINT

                                               FOUR POINT ENTERTAINMENT, INC.,
                                                 a Florida corporation

                                               By:/s/Shukri Ghalayini
                                                  ------------------------------
                                                  Name:
                                                  Title:

                                   SCHEDULE I

                                CAPITAL STOCK OF
                                   FOUR POINT

COMMON STOCK,

         8,027,240 shares issued and outstanding

           Holder                                         Number of Shares Held
           ------                                         ----------------------
The Shukri Ghalayini Family Trust                               3,868,000 shares

Wedner-Ziskin Family Trust                                      3,868,000 shares

Rafic Saadeh                                                      291,240 shares



PREFERRED STOCK,
    no shares issued or outstanding




                                  Schedule I-1

                                    EXHIBIT A

                                 Purchase Price

              Of the total consideration, $1,250,000 will be delivered to The Shukri Ghalayini Family Trust, $1,250,000 will be delivered to the Wedner-Ziskin Family Trust and $0 will be delivered to Rafic Saadeh pursuant to his agreement. Of the Dove Shares deliverable at closing, 201,757 shares will be issued in the name of The Shukri Ghalayini Family Trust, 201,757 shares will be issued in the name of the Wedner-Ziskin Family Trust and 23,760 shares will be issued in the name of Rafic Saadeh.

                                       A-1